Exhibit 1

Transactions in Shares Effected by Kent Lake Partners LP During the Past Sixty Days

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Purchase of Common Stock	6,200	$10.4197	12/13/2024
Purchase of Common Stock	18,265	$10.8185	12/16/2024
Purchase of Common Stock	25,535	$11.1635	12/17/2024
Purchase of Common Stock	100	$10.1900	12/18/2024
Purchase of Common Stock	60,958	$10.0994	12/19/2024
Purchase of Common Stock	4,700	$9.9443	12/20/2024
Purchase of Common Stock	3,492	$10.9429	12/26/2024
Purchase of Common Stock	15,150	$10.8144	12/27/2024
Purchase of Common Stock	40,600	$10.6098	12/31/2024
Purchase of Common Stock	73,294	$9.0851	01/13/2025
Purchase of Common Stock	36,056	$8.8203	01/14/2025
Purchase of Common Stock	14,623	$8.6399	01/15/2025
Purchase of Common Stock	136,593	$8.7241	01/16/2025
Purchase of Common Stock	154,289	$8.8951	01/17/2025
Purchase of Common Stock	672	$9.0318	01/21/2025
Purchase of Common Stock	26,043	$9.5604	01/28/2025
Purchase of Common Stock	19,454	$9.5203	01/29/2025
Purchase of Common Stock	78,237	$9.6007	01/30/2025
Purchase of Common Stock	115,311	$8.8301	02/03/2025
Purchase of Common Stock	161,467	$8.5734	02/04/2025
Purchase of Common Stock	120,053	$8.6844	02/05/2025
Purchase of Common Stock	79,233	$8.4009	02/06/2025
Purchase of Common Stock	62,450	$8.1063	02/07/2025
Purchase of Common Stock	145,986	$7.8523	02/10/2025
Purchase of Common Stock	111,332	$7.6873	02/11/2025
Purchase of Common Stock	42,861	$7.8314	02/12/2025